UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

COMMISSION FILE NO.: 0-13337

Date of Report: June 21, 2007

ADVANCED BATTERY TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware (State of other jurisdiction of	22-2497491 (IRS Employer
incorporation or organization	Identification No.)

21 West 39th Street, Suite 2A, New York, New York (Address of principal executive offices)	10018 (Zip Code)

212-391-2752

(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Election of Director

On June 21, 2007 the Board of Directors of Advanced Battery Technologies, Inc. elected Cosimo J. Patti to serve as a member of the Board.  Mr. Patti has also agreed that, upon election, he will serve as Chairman of the Corporate Governance Committee and the Compensation Committee of the Board.  Information about Mr. Patti follows:

Cosimo J. Patti.  Mr. Patti has over 35 years of managerial experience in the financial services industry.  Since 1999 Mr. Patti has been employed as President of Technology Integration Group, Inc. d/b/a FSI Advisors Group.  FSI Advisors Group is an international consortium of financial services boutiques.  Mr. Patti has been responsible for procuring business opportunities for the member firms.  During the period from 2002 to 2004 Mr. Patti was also employed by iCi/ADP as Senior Director Applications Planning, with responsibility for managing the applications planning area of the fixed income software subsidiary of ADP.  Mr. Patti serves as an Industry Arbitrator for both the NASD and the New York Stock Exchange.  He is 57 years old.

Advanced Battery Technologies has agreed that it will issue to Mr. Patti, upon commencement of his service and every six months thereafter, common shares with a market value of $15,000.  Advanced Battery Technologies will also pay Mr. Patti a fee of $1,000 for each meeting of the Board or of any committee of the Board that he attends.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCED BATTERY TECHNOLOGIES, INC.

Dated: June 25, 2007	By:	/s/ Fu Zhiguo
Fu Zhiguo, Chief Executive Officer